Exhibit 10.67

ANTARES PHARMA, INC.

JACK E. STOVER

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into effective as set forth in this Agreement by and between Antares Pharma, Inc. a Minnesota corporation, (the “Company”), and Jack E. Stover (the “Officer”).

WITNESSETH:

WHEREAS, the Company desires to employ the Officer in the capacity as set forth in this Agreement; and

WHEREAS, the Officer is willing to accept employment on the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the premises and of the mutual promises and covenants contained herein, the Company and the Officer hereby agree as follows:

1. Employment.

(a) The Company shall employ the Officer, and the Officer shall accept such employment as its President and Chief Operating Officer (“COO”), during the term specified in Section 2. The Officer shall perform such duties and render such services consistent with his position as from time to time may be requested of him by the Chief Executive Officer (the “CEO”) or Board of Directors of the Company (the “Board”). The Officer shall report to the CEO.

(b) During the term of this Agreement, the Officer may not, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company). It shall not be deemed a violation of the foregoing for the Officer to (i) act or serve as a director, trustee or committee member of any civic or charitable organization; (ii) manage his personal, financial and legal affairs; or (iii) serve as a director of an organization that is not a civic or charitable organization with the consent of the Board, which consent shall not be unreasonably withheld, in all cases so long as such activities (described in clauses (i), (ii) and (iii)) do not interfere with or constitute a conflict of interest to the performance of his duties and responsibilities to the Company as provided hereunder. As of the Start Date, the activities listed on Schedule A are approved under this Section 1(b).

(c) During the term of this Agreement, the Officer shall be invited to meetings of the Board. The Officer may during the term of this Agreement be asked by the Board to assume the position of Chief Executive Officer (the “CEO”), reporting to the Board. The Board shall nominate him for a position on the Board as soon as reasonably practicable after he assumes the CEO position. Except as otherwise specifically set forth in this Agreement, all other terms and conditions of this Agreement shall remain in effect after such assumption.

(d) The Company shall indemnify, hold harmless and defend the Officer for his actions as an employee of the Company to the fullest extent possible under the laws of Minnesota.

2. Term. The effective date of this Agreement shall be the later of the date that the Officer signs this Agreement or the date the Officer begins working for the Company as an employee (“Start Date”). The term of the Agreement shall be the period commencing on the Start Date and ending on the third anniversary of such date. The Agreement shall automatically renew for successive one-year periods unless at least 90 days prior to the end of a period, the Company shall give notice to the Officer that the Agreement shall not be so extended. This Agreement may be sooner terminated in the manner hereinafter provided. The date that the Officer ceases performing services for the Company under this Agreement shall be the “Termination Date.”

3. Compensation.

(a) Base Salary. The Officer’s salary will be $250,000 per year, payable in accordance with the Company’s normal payroll practices (the “Base Salary”). During the term hereof, the Officer’s Base Salary shall be reviewed annually (by the CEO while the Officer serves as President and COO) and may be increased (but not decreased) with the approval of the Compensation Committee of the Board (“Compensation Committee”)

based upon the performance of the Officer and the Company. If and for any period during which the Officer assumes the position of CEO, the Officer’s Base Salary shall be at least $300,000 per year.

(b) Bonus. For each calendar year in which the Company employs the Officer, the Officer shall be eligible to receive a target annual bonus of at least 30% with a maximum of 45% of his Base Salary for the calendar year, the exact amount to be established (while the Officer serves as President and COO) by the CEO with the approval of the Compensation Committee (the “Annual Bonus”). The Annual Bonus shall be payable based upon achieving business objectives to be determined (while the Officer serves as President and COO) by the CEO in consultation with the Officer and approved by the Compensation Committee. The business objectives shall be made available to the Officer in writing before the beginning of each calendar year. Provided, however, for 2004 the Officer’s bonus shall be a guaranteed amount of a pro rata portion of $75,000, based on the number of days remaining in 2004 from and after the Start Date. Any Annual Bonus earned by the Officer shall be paid within 30 days following the completion of the certified audit of the Company for the year for which an Annual Bonus is earned.

(c) Stock Grant. Effective as of the Start Date, the Officer shall be issued: (i) 50,000 shares of Common Stock, $.01 par value (“Stock”) in which the Officer shall be 100% vested on issuance and (ii) an additional 50,000 shares of Stock in which the Officer shall become 100% vested on the first anniversary of the Start Date, but only if the Officer is still employed by the Company as of such date.

(d) Stock Options. Effective as of the Start Date, the Officer shall be granted an option to purchase 500,000 shares of Stock and effective January 2, 2005, an option to purchase 40,000 shares of Stock at an option exercise price equal to the fair market value of such Stock as determined by the Board on the date of grant (the “Options”). The Options shall have a term of no less than five years and shall vest over a period of four years from the Start Date with 18.50% of the grant vesting on the two hundred seventieth (270th) day following the Start Date and the balance vesting pro-rata on a monthly basis thereafter, but only if the Officer is still employed by the Company as of an applicable vesting date. The

Options shall be incentive stock options to the extent that they so qualify and nonqualified stock options to the extent that they cannot so qualify.

(e) Additional Stock Grants. Subject to the Officer’s being in the employ of the Company as its President and COO (or CEO) at the time of the applicable event listed in this Section 3(e), the Company shall issue to the Officer the following number of shares of Stock on the following events, said shares to be 100% vested on issuance:

Trigger Event	No. of Shares
1. On attainment of a price per share of Stock of $ (double the closing price of a share of Stock on the Start Date), sustained for at least 50 trading days in a consecutive 60 trading-day period	86,666 shares

2. On attainment of gross revenues (net of returns) (as determined under generally accepted accounting principles consistently applied, said determination to be made by the certified public accountants who audit the books of the Company for the year) in excess of $10 million for the Company’s fiscal year, excluding extraordinary items	86,666 shares

3. On the first to occur of (a) attainment of profitability of the Company for four consecutive calendar quarters, or (b) gross revenues (net of returns) in excess of $20 million for the Company’s fiscal year, excluding extraordinary items, in either case said determination to be made by the certified public accountants who audit the books of the Company for the year; profitability shall mean an excess of revenue over expenses determined under generally accepted accounting principles consistently applied without regard to extraordinary items	86,667 shares

(f) “Stretch” Equity Grant. Subject to the Officer’s being in the employ of the Company as its President and COO (or CEO) at the time of the applicable event, the Officer will be granted an additional 200,000 shares of Stock based upon the achievement of a goal to be determined within six months of the Start Date by the CEO in consultation with the Officer and approved by the Compensation Committee, said shares to be 100% vested on issuance.

(g) Other Equity Grant Provisions.

(i) Any Stock issued under this Agreement will be subject to the terms of any plan under which it is granted. Any option will be subject to the terms of any plan under which it is granted and the option agreement to be executed by the Officer and the Company.

(ii) Except as expressly provided in this Agreement all unvested options shall be deemed immediately forfeited by the Officer upon any termination of the Officer’s employment pursuant to Section 4, other than Section 4(e) below.

(iii) Effective immediately upon the Officer’s becoming eligible for any payment under Section 4(e)(iii) below, the Company shall have no further obligations under this Section 3 to grant Stock to the Officer upon the occurrence of any of the Trigger Events under Section 3(e) or under the “Stretch” equity grant under Section 3(f).

(iv) The Officer shall also be entitled to participate in any other grants as determined by the Board or Compensation Committee, which grants shall be subject to the terms of any plan under which they are granted and the grant agreement to be executed by the Officer and the Company. All of the foregoing documents are hereby incorporated by reference.

(v) The Board shall be entitled to withhold the issuance of shares, including unrestricted shares otherwise payable under this Agreement unless and until the Officer has paid or provided for payment of any federal, state or local income or other tax withholding as the Company determines.

(vi) The number of shares of Stock subject to issuance under this Agreement shall be adjusted on the same events and in the same manner as shares of Stock are adjusted for similar events under the Antares Pharma, Inc. 2001 Incentive Stock Option Plan for Employees, as amended from time to time.

(vii) If at any time the Company proposes to register under the Securities Act of 1933 (the “1933 Act”) (except by a Form S-4 or Form S-8 Registration Statement or any successor forms) or qualify for a public distribution under Section 3(b) of the 1933 Act, any of its equity securities or debt with equity features, it will give written notice to the Officer of its intention to do so and, on the written request of the Officer given within twenty days after receipt of the notice, the Company will use its best efforts to cause the shares of Stock then held by him and not covered by an effective registration statement requested to be included in the registration (“Registerable Shares”) to be included in the registration statement proposed to be filed by the Company; provided, however, that nothing herein shall prevent the Company from, at any time, abandoning or delaying any registration. If any registration pursuant to this Section 3(g)(vii) is underwritten in whole or in part, the Company may require that the Registerable Shares be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. If a greater number of Registerable Shares is offered for participation in the proposed offering than in the reasonable opinion of the managing underwriter of the proposed offering can be accommodated without adversely affecting the proposed offering, then the number of Registerable Shares proposed to be offered for registration, as well as the number of securities of any other selling shareholders participating in the registration, shall be proportionately reduced to a number deemed satisfactory by the managing underwriter. The Company shall bear the following fees, costs, and expenses associated with the inclusion of Registerable Shares in a registration statement: all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, fees and disbursements of counsel for the underwriter or underwriters of such securities (if the offering is underwritten and the Company is required to bear such fees and disbursements), all internal expenses, the premiums and other costs of policies of insurance against liability arising out of the public offering, and legal fees and disbursements and other expenses of complying with state securities laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of special counsel and accountants for the Officer, underwriting discounts and commissions, and transfer taxes for the Officer and any other expenses relating to the sale of Registerable Shares by the Officer not expressly included above shall be borne by the Officer.

(h) Vacation/PTO. The Officer shall be entitled to five weeks of vacation/PTO each calendar year, commencing as of the Start Date, prorated in respect of any period of employment of less than 12 months in a calendar year. Such paid time off may be carried over from year to year to the extent permitted in accordance with standard Company policy (provided the Officer shall not be permitted to accrue more than 12 weeks of paid time off) and shall be paid to the extent accrued (and to the extent not used) as of a Termination Date. In addition, the Officer shall be entitled to all other paid time off in the form of Company holidays and sick leave (if sick leave is not included in PTO) that is provided to employees generally.

(i) Employee Benefits. The Officer will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, which may include, without limitation, group medical, dental, disability, life insurance, and flexible-spending account plans, to the extent that the Officer meets the eligibility and participation requirements of such plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(j) Expense Reimbursement. The Company shall promptly pay or reimburse the Officer for all reasonable business expenses incurred or paid by the Officer associated with the performance of duties described in this Agreement to the extent consistent with the Company’s policies as in effect from time to time.

(k) Automobile Allowance. Recognizing that the Officer will be required to drive in connection with his duties under this Agreement, the Company shall provide the Officer with an allowance of $800 per month which amount can be applied to a lease of an automobile of the Officer’s choosing or can be paid to the Officer as reimbursement for expenses and depreciation associated with the Officer’s ownership and maintenance of an automobile.

(l) Signing Bonus. The Officer shall receive a signing bonus of $20,000 as of the first payroll date occurring at least one week after the Start Date.

(m) Withholding. The Company shall be entitled to withhold from the Officer’s compensation, or otherwise provide for, all federal, state or local income or other taxes which the Company determines are required to be withheld on amounts payable to the Officer pursuant to this Agreement or otherwise.

4. Termination of Employment.

(a) Termination for Cause. The Officer’s employment hereunder shall terminate immediately upon notice that Company is terminating the Officer for Cause (as defined herein). If the Officer’s employment with the Company is terminated for Cause, all compensation described in Section 3 of this Agreement shall terminate as of the Termination Date (except as to amounts already earned).

(i) For purposes of this Agreement, “Cause” shall mean:

(A)	Knowing dishonesty or fraud committed in connection with the Officer’s employment;

(B)	Theft, misappropriation or embezzlement of Company’s funds;

(C)	Conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company or its affiliates; or

(D)	A material breach by the Officer of any of the provisions or covenants set forth in this Agreement;

Provided, however, that a termination shall not be considered to be for Cause unless the Board determines Cause to exist after the Board has given notice to the Officer identifying the specific matters that constitute Cause and after the Board has given the Officer the opportunity to address the Board with respect to the matters. The Officer shall recuse himself from voting as a Board member with respect to any finding of Cause.

(b) Voluntary Resignation Without Good Reason. The Officer may voluntarily terminate his employment at any time upon 30 days advance notice to the Company. If the Officer voluntarily resigns his employment without Good Reason (as defined herein), all compensation described in Section 3 of this Agreement shall terminate as of the Termination Date (except as to amounts already earned), regardless of whether sufficient notice of termination was given.

(i) For purposes of the Agreement, “Good Reason” shall mean:

(A)	a decrease in the Base Salary of the Officer;

(B)	a decrease in the minimum target annual bonus below 30% or a decrease in the maximum target annual bonus below 45% of Base Salary for the calendar year;

(C)	a change in the designation of title from President and Chief Operating Officer of the Company or successor entity, unless such change is to a higher title and level of responsibility such as Chief Executive Officer and in the event of such higher title and level of responsibility, a subsequent change in the designation of such new title;

(D)	a change in the CEO of the Company from the present CEO unless the Officer has been offered the position under this Agreement;

(E)	a Company-required relocation of the Officer’s place of residence or refusal to pay travel and living expenses if the Officer’s place of residence does not change in response to a Company request; or

(F)	a material breach by the Company of any of the provisions or covenants set forth in this Agreement;

provided, however, that a termination shall not be considered to be for Good Reason unless the Officer terminates employment within 60 days of the event that constitutes Good Reason and identifies the specific event that constitutes Good Reason in a notice of termination to the Company.

(c) Termination Without Cause or for Good Reason. If during the term of this Agreement the Company discharges the Officer without Cause or the Officer terminates employment for Good Reason, then, subject to Sections 4(f)(v)-(vii) and 5 and the Officer signing and not revoking a standard release of claims relating to the Officer’s employment with the Company and/or the termination of such employment in a form acceptable to the Company (among other claims, such release not to include claims the Officer may have in his capacity as a shareholder of the Company or any claim for indemnification based on the covenant set forth in Section 1(d) hereof), the Officer shall be entitled to (i) the compensation payable in accordance with the provisions of Section 3(a) of this Agreement for a period of 12 months following the Termination Date, (ii) the Company paying the Company-subsidized premiums for major medical and dental benefits that can be continued for the Officer during the period that compensation under Section 3(a) is paid following the Termination Date, but only if the Officer is permitted to and elects to continue such benefits; and (iii) for the 90-day period following Termination Date, the Officer shall be considered actively employed in good standing pursuant to this Agreement for purposes of the equity grants set forth in Section 3(e) and Section 3(f).

(d) Death or Disability.

(i) The term of employment of the Officer shall terminate on the death of the Officer. At the option of the Company, the Officer’s employment with the Company shall terminate upon notice to the Officer, if the Officer shall fail to render and perform the services required of him under this Agreement because of Disability (as defined herein). Upon a termination of the Officer’s employment with the Company because of death or Disability, the Officer shall be entitled to receive the same benefits (subject to the same conditions) he would have received had he been terminated without Cause or for Good Reason as provided for in Section 4(c).

(ii) For purposes of this Agreement, “Disability” shall mean such physical or mental illness or incapacity of the Officer as shall (A) prevent him from substantially performing his customary services and duties to the Company, and (B) continue for periods aggregating more than three months in any 12-month period. The Company shall determine whether there is a Disability after consultation with a qualified, independent physician. The Officer shall cooperate with the Company, including making himself reasonably available for examination by physicians at the Company’s request, to determine whether or not he has a Disability. The Officer’s failure (other than a failure caused by the Disability) to cooperate with the Company in a determination of Disability shall be treated as the Officer’s voluntary resignation from the Company without Good Reason.

(e) Termination Following a Change in Control.

(i) If a Change in Control (as defined herein) occurs, and if the Officer voluntarily terminates his employment without Good Reason within 30 days following the closing of the transaction that constitutes the Change in Control, then the provisions of Section 4(e)(iii) below shall apply. If a Change in Control occurs and if the employer that survives the Change in Control requests the Officer to remain employed with the surviving employer for a transition period (not to exceed one year), then if the Officer remains employed as requested and voluntarily terminates his employment without Good Reason within 30 days following the close of the requested period of employment, the provisions of Section 4(e)(iii) below shall apply. If a Change in Control occurs, and if the surviving employer terminates the Officer’s employment without Cause within 30 days following the closing of the transaction that constitutes the Change in Control, then the provisions of Section 4(e)(iii) below shall apply. If none of the foregoing provisions of this subsection (i) applies, then the other provisions of

Section 4 (to the extent applicable) shall apply to terminations of employment that occur after a Change in Control.

(ii) If a Change in Control (as defined herein) occurs, then (A) all outstanding options held by the Officer shall immediately vest and become exercisable and (B) all restricted stock (other than the restricted stock issued under Section 3(c)(ii)) held by the Officer shall vest.

(iii) If the provisions of this subsection (iii) shall apply then, subject to Sections 4(f)(v)-(vii) and 5 and the Officer signing and not revoking a standard release of claims relating to the Officer’s employment with the Company and/or the termination of such employment in a form acceptable to the Company (among other claims, such release not to include claims the Officer may have in his capacity as a shareholder of the Company or any claim for indemnification based on the covenant set forth in Section 1(d) hereof), the Officer shall be entitled to (A) the compensation payable in accordance with the provisions of Section 3(a) of this Agreement for a period of 12 months following the Termination Date; (B) the surviving employer paying the employer-subsidized premiums for major medical and dental benefits that can be continued for the Officer during the period that compensation under this subsection (iii) is paid following the Termination Date, but only if the Officer is permitted to and elects to continue such benefits; and (C) that portion of the Annual Bonus otherwise payable under Section 3(b) for the year in which the Termination Date occurs based on the ratio of the number of days in the calendar year that occurs on or before the Termination Date to the total number of days in the calendar year in which the Termination Date occurs, as determined in good faith by the surviving employer.

(iv) If in connection with a Change in Control, as defined herein, the value of the Company is at least $75 million, as determined by the Board in good faith, then immediately before the closing of the transaction that results in the Change in Control (but contingent on the closing of that transaction), the Officer shall be issued the difference between (A) 260,000 shares of Stock, and (B) that number of shares of Stock previously issued to the Officer under Section 3(e) or (f). All such issued shares shall be 100% vested on issuance.

(v) For purposes of this Agreement, “Change in Control” means (A) an acquisition by an individual, entity or group (excluding a corporation controlled by the existing shareholders of the Company as of such date) of 50% or more of the Company’s then outstanding voting stock or voting securities, but excluding any sale of stock directly by the Company to a third-party investor; (B) a merger or consolidation of the Company, other than a merger or consolidation in which the shareholders immediately prior to such transaction hold at least 50% of the common interests and voting securities of the resulting company after the merger or consolidation, but excluding a transaction effected merely to reincorporate the Company into another jurisdiction; or (C) a sale of all or substantially all of the assets of the Company to a purchaser other than an entity in which the existing shareholders immediately prior to the sale hold at least 50% of the common interests and voting securities after the sale.

(vi) The Company shall not consolidate with or merge into any other entity, or sell, transfer or dispose of all or substantially all of its assets to another entity, unless such other entity shall assume this Agreement in a signed writing delivered to the Officer. Upon such assumption, the successor entity shall become obligated to perform the obligations of the Company under this Agreement and the term “Company” as used in this Agreement shall be deemed to refer to the successor entity.

(f) Provisions Applicable to all Terminations.

(i) All payments made to the Officer or his estate after the Termination Date shall be subject to federal, state or local income or other tax withholding as the Company determines. All payments of Base Salary, Annual Bonus, and expense reimbursement made to the Officer or his estate after the Termination Date shall be made in accordance with the Company’s customary payroll and reimbursement practices with respect to such items.

(ii) The Officer shall be entitled to continue health and other benefits after the Termination Date to the extent and in the manner required by law and permitted under the terms of the particular benefit plan. The Officer shall be required to elect any such coverage and to pay the expense of such continuation coverage except to the extent provided in this Agreement.

(iii) The Officer shall be entitled to reimbursement for expenses incurred through the Termination Date, regardless of the reason for the Termination.

(iv) The Officer shall be deemed to have resigned from the Board of the Company and from any officer or comparable position with the Company as of the Termination Date, unless otherwise agreed to by the Board of Directors.

(v) Promptly after the Termination Date (and in all events within five days of the Termination Date), the Officer shall return to the Company all property of the Company, including but not limited to, any office, computing or communications equipment (e.g., laptop computer, facsimile machine, printer, cellular phone, etc.) that he has had or has been using, and any business or business related files that he has had in his possession. The Officer shall also remove from any personal computing or communications equipment all information relating to the Company.

(vi) The Officer will not make any disparaging or negative remarks, either oral or in writing, regarding the Company, or any of its current or former owners, partners, officers, agents, assigns, directors, employees or representatives, either individually or in any representative capacity. The Company will not make any disparaging or negative remarks, either oral or in writing, regarding the Officer.

(vii) The Officer shall provide the Company with reasonable assistance after the Termination Date with respect to actual or threatened legal, administrative, or other proceedings involving the Company. The Officer shall be reimbursed for reasonable expenses, including reasonable attorneys’ fees associated with such assistance, but shall not be compensated for his time.

(viii) The Officer agrees and acknowledges that the Officer’s right to receive severance payments set forth in Section 4 (to the extent the Officer is otherwise entitled to such payments) shall be conditioned upon the Officer meeting the requirements of this Agreement, including the obligations under Section 4(f)(v)-(vii) and Section 5.

(ix) Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject the Officer to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then amounts payable under this Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made at the Company’s expense by an independent, certified public accountant selected by the Officer and reasonably acceptable to the Company. In the event of any underpayment or overpayment under this Agreement (as determined after the application of this Section 4(f)(ix)), the amount of such underpayment or overpayment will be immediately paid by the Company to the Officer or refunded by the Officer to the Company, as the case may be. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Officer (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

5. Confidential Information. The Officer agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder. The Officer hereby agrees that, during the term of the Agreement and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates, except that he may disclose such information pursuant to law, court order, regulation or similar order. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets. The Officer hereby agrees that, upon the termination of this Agreement, he shall not take, without the prior written consent of the Company, any document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

The Officer shall promptly, but in no event later than five days after the earlier of accepting an offer of employment or commencing any employment during the 12 month period following the Termination Date, inform the Company of the identity of the Officer’s employer. The Officer shall at the same time inform the Officer’s new employer of the Officer’s obligations and restrictions under this Section 5 and shall give notice to the Company of the Officer’s fulfillment of that obligation.

6. Non-Assignability; Binding Agreement. The Officer may not assign this Agreement nor any right, obligation, or interest hereunder without the prior written consent of the Company; provided, however, that nothing in this Agreement shall preclude the Officer from designating any beneficiaries to receive any benefits payable hereunder upon his death, or the executors, administrators, or other legal representatives of his estate from assigning any rights hereunder to the person or persons entitled thereto, consistent with the terms of any relevant plans. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, and the Officer’s heirs, permitted assigns, and the personal representative of the Officer’s estate.

7. Entire Agreement; Amendment; Waiver. This Agreement, together with the Confidential Information Agreement, any stock plan, and any option agreement, constitute the entire agreement of the parties pertaining to the subject matter hereof, and the parties have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein or therein. This Agreement, together with the Confidential Information Agreement, any stock plan, and any option agreement shall supersede any existing agreement between the Officer and the Company or its predecessors providing for employment, bonus, or any other incentive compensation. This Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by each of the parties hereto. The waiver by any party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any other breach by such party of a provision of this Agreement.

8. Injunctive Relief. It is impossible to measure in money the damages that will accrue to the Company in the event that the Company breaches the covenants provided in Section 4(f)(vi) and 5 hereof. In the event that the Officer breaches any such covenant, the Company shall be entitled to an injunction restraining the Officer from violating such covenant. If the Company shall institute any action or proceeding to enforce any such covenant, the Officer hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. This right to injunctive relief shall be in addition to the Company’s right to cease severance payments upon the Officer’s violation of Section 4(f)(vi) or 5.

9. Representations.

(a) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Officer hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Officer is a party.

(b) The Officer hereby represents to the Company that he will not utilize or disclose any confidential information obtained by the Officer in connection with any former employment with respect to his duties and responsibilities hereunder, and the Company covenants that it will not ask the Officer to do so.

10. Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number or to the Officer at the address and facsimile number, if any, appearing on the books and records of the Company. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Company, to:

ANTARES PHARMA, INC.

707 Eagleview Boulevard

Suite 414

Exton, PA 19341

Attn: Roger G. Harrison, Ph.D.

(610) 458-0756 (facsimile)

If to the Officer, to the address and/or facsimile number contained in the Company’s personnel files as provided by the Officer from time to time.

11. Governing Law and Arbitration. This Agreement will be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania without regard to conflict of law principles. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or its interpretation or any agreements relating hereto or contemplated herein or the interpretation, breach, termination, validity or invalidity hereof shall be settled exclusively and finally by arbitration; provided that neither the Officer nor the Company shall be required to submit claims for injunctive relief to enforce the covenants contained in Sections 4(f)(vi) and 5 of this Agreement to arbitration. Arbitration shall be held in Philadelphia, Pennsylvania, in accordance with the then prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator. Any party may initiate arbitration by giving the other party written notice of the commencement of arbitration. To the extent not inconsistent with other provisions of this Section 11, the arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction. Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure; provided, however, that all such discovery shall be commenced and concluded within 90 days of the initiation of arbitration. It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section 11 shall not be a basis for challenging the award. The parties waive any claim to any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitrator is specifically divested of any power to award damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages. Each party shall bear its own costs and attorneys’ fees in connection with the arbitration and shall share equally the fees and expenses of the arbitrator. The arbitration award shall be paid within 30 days after the award has been made. Each party agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in a court of competent jurisdiction (either state or federal) in Philadelphia, Pennsylvania, and hereby submits to personal jurisdiction of such courts and irrevocably waives any objection as to venue in such courts, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The Company’s signature below shall constitute a binding offer of employment on the terms and conditions in this Agreement for a period of 30 days following the Company’s signing of the Agreement. The Officer may accept the offer at any time within the 30-day period by signing and returning a counterpart signature page.

13. Headings; Gender. The headings of sections and subsections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

14. Survivability. The obligations of the parties set forth in this Agreement that are to be carried out after the termination of the Officer’s employment shall survive the termination of this Agreement regardless of the reason for termination. These obligations include obligations under Sections 4(f)(v)-(vii), 5, 8, and 11, among others.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY

ANTARES PHARMA, INC.

_______________________	By

Date signed	Its

OFFICER

Date signed	Jack E. Stover

Schedule A

PERMITTED OUTSIDE ACTIVITIES

Director, Ben Franklin Partnership on North East Philadelphia (nonprofit)

Director, Chairman (nonexecutive) and Shareholder, PHC Industries Inc. (private family business)

Director and Shareholder, The Pineville Tavern and Dishes Inc. (private real estate investment)

Director, Gynetics, Inc. (private, former pharmaceutical business employer)

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